Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2025 RESULTS
HILLIARD, Ohio – (May 15, 2025) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite wastewater industries today announced financial results for the fourth quarter and fiscal year ended March 31, 2025.
Fourth Quarter Fiscal 2025 Results
•Net sales decreased 5.8% to $615.8 million
•Net income decreased 19.6% to $76.8 million
•Diluted net income per share decreased 18.2% to $0.99
•Adjusted EBITDA (Non-GAAP) decreased 7.6% to $176.7 million
Fiscal 2025 Results
•Net sales increased 1.0% to $2,904.2 million
•Net income decreased 11.8% to $452.6 million
•Diluted net income per share decreased 10.7% to $5.76
•Adjusted EBITDA (Non-GAAP) decreased 3.7% to $889.2 million
•Cash provided by operating activities decreased $136.4 million to $581.5 million
•Free cash flow (Non-GAAP) decreased $165.6 million to $368.5 million

Scott Barbour, President and Chief Executive Officer of ADS commented, "In Fiscal 2025, domestic construction market sales increased 3% as we continued to drive above market performance through our material conversion strategy in the stormwater and onsite wastewater markets. Importantly, organic sales in our most profitable segments, Infiltrator and Allied Products, increased 4.6% and 2.5%, respectively, and the onsite wastewater and Allied products now represent a collective 44% of revenue. The resiliency demonstrated by this year's 30.6% Adjusted EBITDA margin is due in part to our strategy to grow these more profitable products to be a higher mix of the overall sales."

"In the fourth quarter, net sales decreased 6% overall as demand continues to be impacted by higher interest rates and economic uncertainty. In addition, the fourth quarter had unfavorable winter weather conditions this year against an already difficult comparison of very favorable weather in the prior year. Despite the demand environment, pricing/cost remained in line with expectations and sequentially consistent in the second through fourth quarters. Fourth quarter manufacturing, transportation and SG&A costs were all favorable to the prior year."

"Turning to Fiscal 2026, orders are positive year-over-year, though the end market outlook remains sluggish. The Company's diversified regional exposure across the United States, end market and product mix are unique in the industry. The material conversion strategy remains strong with significant market opportunity. Opportunities for growth with new products into the fast-growing segments of the construction market, such as data centers and infrastructure, give us confidence in our ability to grow and increase market share during this period of market uncertainty."

Barbour concluded, "Long-term, we will continue to drive profitable, above market growth in the highly attractive stormwater and onsite wastewater markets. By executing our very strong go-to-market model, while stacking on top of it investments in customer service, design tools, new products and capacity, we will be market leaders and drive growth well into the future."

Fourth Quarter Fiscal 2025 Results
Net sales decreased $38.1 million, or 5.8%, to $615.8 million, as compared to $653.8 million in the prior year quarter. Domestic pipe sales decreased $40.6 million, or 11.3%, to $318.1 million. Domestic allied products & other sales decreased $7.3 million, or 4.8%, to $145.4 million. Infiltrator sales increased $16.2 million, or 15.3%, to $122.3 million. Excluding the acquisition of Orenco Systems, Inc. ("Orenco"), Infiltrator organic revenue decreased 4.5%. The overall decrease in domestic net sales was primarily driven by weather-related demand weakness in the U.S. construction and agriculture end markets. International sales decreased $6.4 million, or 17.6%, to $30.0 million.

Gross profit decreased $25.7 million, or 10.2%, to $226.3 million as compared to $252.0 million in the prior year. The decrease in gross profit is primarily driven by unfavorable volume as well as price/mix and material costs. This was partially offset by an improvement in manufacturing and transportation costs due to better fixed cost absorption and increased productivity.

Selling, general and administrative expenses decreased $9.8 million, or 9.7% to $91.4 million, as compared to $101.2 million. As a percentage of sales, selling, general and administrative expense was 14.8% as compared to 15.5% in the prior year.

Net income per diluted share decreased $0.22, or 18.2%, to $0.99, as compared to $1.21 per share in the prior year quarter, primarily due to the factors mentioned above.
Adjusted EBITDA (Non-GAAP) decreased $14.5 million, or 7.6%, to $176.7 million, as compared to $191.2 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 28.7% as compared to 29.2% in the prior year.
Segment sales results are based on Net sales to external customers. Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Fiscal Year 2025 Results
Net sales increased $29.8 million, or 1.0%, to $2,904.2 million, as compared to $2,874.5 million in the prior year. Domestic pipe sales decreased $40.9 million, or 2.6%, to $1,503.4 million. Domestic allied products & other sales increased $16.6 million, or 2.5%, to $689.9 million. Infiltrator sales increased $67.3 million, or 15.0%, to $516.3 million. Excluding the acquisition of Orenco, Infiltrator organic revenue increased 4.6%. The increase in overall domestic net sales was driven the growth of the Infiltrator business and Allied products portfolio as well as material conversion in the U.S. construction end markets. International sales decreased $13.1 million, or 6.3%, to $194.6 million.
Gross profit decreased $51.7 million, or 4.5%, to $1,094.2 million as compared to $1,145.9 million in the prior year. The decrease in gross profit is primarily driven by unfavorable pricing and material cost, partially offset by favorable volume, sales mix and manufacturing costs.

Selling, general and administrative expenses increased $9.7 million, or 2.6% to $380.4 million, as compared to $370.7 million. As a percentage of sales, selling, general and administrative expense was 13.1% as compared to 12.9% in the prior year.

Net income per diluted share decreased $0.69, or 10.7%, to $5.76, as compared to $6.45 per share in the prior year. Results for fiscal 2025 include $9.3 million or $0.09 per share of transaction costs. Results for fiscal 2024 included a $14.9 million gain and $2.0 million loss on the sales of assets, which after considering the income tax impact of this net gain impacted net income per diluted share by $0.12. Excluding the impact of these items, Adjusted earnings per share decreased $0.50, or 7.8%, to $5.89, as compared to $6.39 in the prior year.
Adjusted EBITDA (Non-GAAP) decreased $33.7 million, or 3.7%, to $889.2 million, as compared to $922.9 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 30.6% as compared to 32.1% in the prior year.

Balance Sheet and Liquidity
Net cash provided by operating activities was $581.5 million, as compared to $717.9 million in the prior year. Free cash flow (Non-GAAP) was $368.5 million, as compared to $534.1 million in the prior year. Capital expenditures increased $29.1 million over the prior year as we continue to invest in safety, capacity and productivity. Net debt (total debt and finance lease obligations net of cash) was $962.3 million as of March 31, 2025, an increase of $101.4 million from March 31, 2024.

On October 1, 2024, the Company completed the acquisition of Orenco, a leading manufacturer of decentralized wastewater management products serving residential and non-residential end markets. Orenco results are included in the Infiltrator segment.
ADS had total liquidity of $1.1 billion, comprised of cash of $463.3 million as of March 31, 2025 and $590.6 million of availability under committed credit facilities. As of March 31, 2025, the Company’s leverage ratio was 1.1 times.
In the twelve months ended March 31, 2025, the Company repurchased 0.4 million shares of its common stock for a total cost of $69.9 million. Between common stock repurchased and dividends paid, the Company returned $119.7 million to shareholders in the year ended March 31, 2025. As of March 31, 2025, the Company has $147.7 million remaining under its share repurchase authorization.

Fiscal Year 2026 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company issued the following targets for fiscal 2026. Net sales are expected to be in the range of $2.825 billion to $2.975 billion. Adjusted EBITDA is expected to be in the range of $850 million to $910 million. Capital expenditures are expected to be approximately $275 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://registrations.events/direct/Q4I45786449. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite wastewater solutions that manage the world’s most precious resource: water. ADS and its subsidiary, Infiltrator Water Technologies, provide superior stormwater drainage and onsite wastewater products used in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture, while delivering unparalleled customer service. ADS manages the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 64 manufacturing plants and 35 distribution centers. The company is one of the largest plastic recycling companies in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; our ability to protect against cybersecurity incidents and disruptions or failures of our IT systems; our ability to assess and monitor the effects of artificial intelligence, machine learning, and robotics on our business and operations; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to appropriately address any environmental, social or governance concerns that may arise from our activities; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(In thousands, except per share data)	2025	2024	2025	2024
Net sales	$615,761	$653,840	$2,904,245	$2,874,473
Cost of goods sold	389,509	401,877	1,810,004	1,728,524
Gross profit	226,252	251,963	1,094,241	1,145,949
Operating expenses:
Selling, general and administrative	91,416	101,189	380,378	370,714
Loss (gain) on disposal of assets and costs from exit and disposal activities	3,426	2,304	3,858	(8,365)
Intangible amortization	14,429	13,093	52,569	51,469
Income from operations	116,981	135,377	657,436	732,131
Other expense:
Interest expense	22,729	22,878	91,803	88,862
Interest income and other, net	(4,968)	(7,657)	(23,832)	(23,484)
Income before income taxes	99,220	120,156	589,465	666,753
Income tax expense	23,166	26,333	141,063	158,998
Equity in net income of unconsolidated affiliates	(734)	(1,656)	(4,171)	(5,536)
Net income	76,788	95,479	452,573	513,291
Less: net income attributable to noncontrolling interest	(369)	657	2,401	3,376
Net income attributable to ADS	$77,157	$94,822	$450,172	$509,915

Weighted average common shares outstanding:
Basic	77,576	77,637	77,549	78,252
Diluted	78,109	78,491	78,188	79,017
Net income per share:
Basic	$0.99	$1.22	$5.81	$6.52
Diluted	$0.99	$1.21	$5.76	$6.45
Cash dividends declared per share	$0.16	$0.14	$0.64	$0.56

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	March 31, 2025	March 31, 2024
ASSETS
Current assets:
Cash	$463,319	$490,163
Receivables, net	333,221	323,576
Inventories	488,269	464,200
Other current assets	39,974	22,028
Total current assets	1,324,783	1,299,967
Property, plant and equipment, net	1,051,040	876,351
Other assets:
Goodwill	720,223	617,183
Intangible assets, net	448,060	352,652
Other assets	146,254	122,760
Total assets	$3,690,360	$3,268,913
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$9,934	$11,870
Current maturities of finance lease obligations	33,143	18,015
Accounts payable	218,024	254,401
Other accrued liabilities	137,295	155,336
Total current liabilities	398,396	439,622
Long-term debt obligations, net	1,251,589	1,259,522
Long-term finance lease obligations	131,000	61,661
Deferred tax liabilities	190,416	156,705
Other liabilities	83,171	70,704
Total liabilities	2,054,572	1,988,214
Mezzanine equity:
Redeemable convertible preferred stock	92,652	108,584
Total mezzanine equity	92,652	108,584

Stockholders’ equity:
Common stock	11,694	11,679
Paid-in capital	1,277,694	1,219,834
Common stock in treasury, at cost	(1,219,408)	(1,140,578)
Accumulated other comprehensive loss	(37,178)	(29,830)
Retained earnings	1,492,634	1,092,208
Total ADS stockholders’ equity	1,525,436	1,153,313
Noncontrolling interest in subsidiaries	17,700	18,802
Total stockholders’ equity	1,543,136	1,172,115
Total liabilities, mezzanine equity and stockholders’ equity	$3,690,360	$3,268,913

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal Year Ended March 31,
(Amounts in thousands)	2025	2024
Cash Flow from Operating Activities
Net income	$452,573	$513,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	183,281	154,903
Deferred income taxes	(423)	(2,280)
Loss (gain) on disposal of assets and costs from exit and disposal activities	3,858	(8,365)
Stock-based compensation	26,581	31,986
Amortization of deferred financing charges	2,044	2,044
Fair market value adjustments to derivatives	220	(972)
Equity in net income of unconsolidated affiliates	(4,171)	(5,536)
Other operating activities	(298)	6,697
Changes in working capital:
Receivables	1,414	(14,590)
Inventories	(15,749)	594
Prepaid expenses and other current assets	(3,983)	(275)
Accounts payable, accrued expenses and other liabilities	(63,856)	40,431
Net cash provided by operating activities	581,491	717,928
Cash Flows from Investing Activities
Capital expenditures	(212,944)	(183,812)
Proceeds from disposition of assets or businesses	—	27,498
Acquisition, net of cash acquired	(237,310)	—
Other investing activities	2,388	650
Net cash used in investing activities	(447,866)	(155,664)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(7,000)	(7,000)
Payments on Equipment Financing	(4,897)	(7,738)
Payments on finance lease obligations	(25,487)	(12,145)
Repurchase of common stock	(69,922)	(207,308)
Cash dividends paid	(49,737)	(43,995)
Dividends paid to noncontrolling interest holder	—	(3,747)
Proceeds from option exercises	9,971	6,454
Payment of withholding taxes on vesting of restricted stock units	(10,657)	(8,864)
Other financing activities	2	—
Net cash used in financing activities	(157,727)	(284,343)
Effect of exchange rate changes on cash	(2,475)	799
Net change in cash	(26,577)	278,720
Cash at beginning of year	495,848	217,128
Cash and restricted cash at end of year	$469,271	$495,848

RECONCILIATION TO BALANCE SHEET
Cash	$463,319	$490,163
Restricted cash	5,952	5,685
Total cash and restricted cash	$469,271	$495,848

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	March 31, 2025			March 31, 2024
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$329,959	$(11,898)	$318,061	$369,316	$(10,656)	$358,660
Infiltrator Water Technologies	140,108	(17,823)	122,285	124,875	(18,804)	106,071
International
International - Pipe	20,419	(1,303)	19,116	30,143	(4,862)	25,281
International - Allied Products & Other	10,973	(80)	10,893	11,283	(125)	11,158
Total International	31,392	(1,383)	30,009	41,426	(4,987)	36,439
Allied Products & Other	150,356	(4,950)	145,406	156,026	(3,356)	152,670
Intersegment Eliminations	(36,054)	36,054	—	(37,803)	37,803	—
Total Consolidated	$615,761	$—	$615,761	$653,840	$—	$653,840

	Fiscal Year Ended
	March 31, 2025			March 31, 2024
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,557,247	$(53,870)	$1,503,377	$1,586,618	$(42,328)	$1,544,290
Infiltrator Water Technologies	596,212	(79,916)	516,296	531,236	(82,209)	449,027
International
International - Pipe	145,700	(11,453)	134,247	163,930	(14,081)	149,849
International - Allied Products & Other	60,637	(254)	60,383	58,072	(152)	57,920
Total International	206,337	(11,707)	194,630	222,002	(14,233)	207,769
Allied Products & Other	707,276	(17,334)	689,942	684,329	(10,942)	673,387
Intersegment Eliminations	(162,827)	162,827	—	(149,712)	149,712	—
Total Consolidated	$2,904,245	$—	$2,904,245	$2,874,473	$—	$2,874,473
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
Adjusted Earnings per Share excludes (gains) losses on disposals of assets or business, restructuring expenses, impairment charges and transaction costs. Adjusted Earnings per Share is a measure used by management and may be useful for investors to evaluate the Company's operational performance.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings per Share to Diluted Earnings per Share, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Segment Adjusted Gross Profit to Gross Profit

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands)	2025	2024	2025	2024
Segment adjusted gross profit
Pipe	$99,985	$113,318	$448,544	$515,444
Infiltrator Water Technologies	68,807	65,358	319,642	281,677
International	7,385	11,198	56,564	62,578
Allied Products & Other	83,498	91,192	397,627	391,766
Intersegment Eliminations	(6)	(126)	174	(4,557)
Total Segment Adjusted Gross Profit	259,669	280,940	1,222,551	1,246,908
Depreciation and amortization	32,316	27,742	120,818	96,251
Stock-based compensation expense	1,101	1,235	5,232	4,708
Inventory step-up related to Orenco acquisition	—	—	2,260	—
Total Gross Profit	$226,252	$251,963	$1,094,241	$1,145,949
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands)	2025	2024	2025	2024
Net income	$76,788	$95,479	$452,573	$513,291
Depreciation and amortization	49,610	42,889	183,281	154,903
Interest expense	22,729	22,878	91,803	88,862
Income tax expense	23,166	26,333	141,063	158,998
EBITDA	172,293	187,579	868,720	916,054
Loss (gain) on disposal of assets and costs from exit and disposal activities	3,426	2,304	3,858	(8,365)
Stock-based compensation expense	4,823	8,350	26,581	31,986
Transaction costs (a)	672	390	9,291	3,444
Interest income	(5,007)	(6,906)	(23,485)	(22,047)
Other adjustments (b)	488	(539)	4,263	1,875
Adjusted EBITDA	$176,695	$191,178	$889,228	$922,947
a.Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
b.Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, inventory step-up costs,the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense (benefit).

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Fiscal Year Ended March 31,
(Amounts in thousands)	2025	2024
Net cash flow from operating activities	$581,491	$717,928
Capital expenditures	(212,944)	(183,812)
Free cash flow	$368,547	$534,116
Reconciliation of Diluted Earnings per Share to Adjusted Earnings per Share

The following table diluted presents earnings per share on an adjusted basis to supplement the Company's discussion of its results of operations herein.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
Diluted Earnings Per Share	$0.99	$1.21	$5.76	$6.45
Loss (gain) on disposal of assets and costs from exit and disposal activities	0.04	0.03	0.05	(0.11)
Transaction costs	0.01	0.00	0.12	0.04
Income tax impact of adjustments (a)	(0.01)	(0.01)	(0.04)	0.01
Adjusted Earnings per Share	$1.03	$1.23	$5.89	$6.39
a.The income tax impact of adjustments to each period is based on the statutory tax rate.